Exhibit 99.1

Date: November 13, 2015	Media Contact:
Michael Kinney
732-938-1031
mkinney@njresources.com
Investor Contact:
Joanne Fairechio
732-378-4967
jfairechio@njresources.com
Dennis Puma
732-938-1229
dpuma@njresources.com

NEW JERSEY NATURAL GAS FILES RATE CASE WITH
THE BOARD OF PUBLIC UTILTIES

WALL, N.J. - New Jersey Natural Gas (NJNG) today filed a request with the New Jersey Board of Public Utilities (BPU) seeking an increase of approximately $148 million to its delivery rates, which covers primarily the cost of constructing, operating and maintaining its infrastructure. This adjustment will help NJNG recover these costs and continue to provide its customers with safe, reliable, resilient service. If approved, it would result in an overall increase of approximately 24 percent on the typical customer’s annual bill.

Under the proposed rate filing, the average residential customer using 100 therms a month would pay about $21.69 more per month. Delivery rates are the portion of the customer’s bill designed to cover NJNG’s delivery costs, including operating and maintenance expenses, as well as the cost of constructing its infrastructure, which includes the opportunity to earn a profit on investments in infrastructure used to provide service to customers. Typically, natural gas bills consist of two main parts - the delivery charges are the cost of delivering the natural gas and maintaining the delivery and other systems, and the Basic Gas Supply Service (BGSS) is the portion of the bill that goes toward purchasing the natural gas commodity itself. Utilities do not make a profit on the sale of the natural gas commodity, which is passed through to customers.

This filing, assuming the normal BPU review process, will not have any impact on this winter’s heating bills. In fact, during the heating season, the typical residential and small commercial customer’s bill is expected to be 17 percent lower on an annual basis as a result of a $76 million BGSS bill credit implemented by NJNG. The BGSS credit, which reflects lower natural gas supply costs, is in effect for natural gas usage between November 1, 2015 and February 29, 2016, and expected to save the average customer approximately $166 over the four-month period.

“Providing our customers with safe, reliable service is the most important thing we do,” said Laurence M. Downes, chairman and CEO of New Jersey Natural Gas. “The investments we make strengthen our system and provide greater resiliency to our customers and the communities we serve.”

Exhibit 99.1

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“We have requested this increase so we are able to adequately meet the necessary future infrastructure investments to ensure the same safe, reliable service our customers expect and deserve,” Downes continued. “Customers should know that even with the proposed change their bills would still be 29 percent lower than they were when our last rate case was approved - thanks to the decline in wholesale natural gas prices.”

NJNG has not filed a general request to increase delivery rates since 2007. Over that time, NJNG has worked hard to manage its business efficiently and effectively, employing capital and cost-control strategies that have helped avoid the need to file for a change to its delivery rates. The timing of this filing is driven by NJNG’s substantial capital investment in infrastructure over the past seven years, as well as the company’s agreement to file a rate case no later than November 15, 2015 in accordance with the BPU’s Order in the matter for approval of the Safety Acceleration and Facility Enhancement (SAFE) and New Jersey Reinvestment in Facility Enhancements (NJ RISE) programs.

NJNG’s capital investments are critical to its ability to ensure and enhance the safety and overall reliability of its operations. From 2008 through 2015, NJNG has invested approximately $806 million in its natural gas transmission and distribution system. This includes expenditures for customer growth, as well as system improvements, reinforcements, replacements and retirements.

Over the seven-year period, NJNG experienced an average customer growth rate of approximately 1.5 percent annually. These new customer additions necessitated the installation of new mains, meter services and other distribution facilities. Additionally, it has a number of ongoing capital projects, including SAFE and NJ RISE. Two other important projects include the Howell liquefaction project and the Southern Reliability Link (SRL). These projects will significantly strengthen NJNG’s system and provide greater reliability and resiliency to the customers and communities it serves.

The BPU-approved SAFE and NJ RISE programs are focused on the replacement of aged infrastructure and storm readiness efforts. Through SAFE, NJNG has replaced approximately 203 miles of unprotected steel and cast iron main and over 25,000 services. It is on track to replace a total of 275 miles of such facilities, and will have eliminated 100 percent of its cast iron main by the end of December 2015. NJ RISE is NJNG’s response to the BPU calling upon the state’s utilities to assess storm mitigation efforts in the aftermath of Superstorm Sandy. It is designed to improve the overall durability, resiliency, integrity and safety of NJNG’s infrastructure, making it less susceptible to extreme weather conditions.

In its filing, NJNG requested an extension of the SAFE program to replace approximately 276 miles of remaining unprotected steel main and associated services. If approved, this $200 million capital investment program will be completed over the five years subsequent to the resolution of the rate case and further enhance the safety of NJNG’s system, as well as benefit local and state economies.

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Exhibit 99.1

NJNG’s Howell liquefaction project will improve the reliability of its peak supply and provide savings for customers through lower costs. Additionally, the facility will eliminate the need to truck in 700 deliveries of liquefied natural gas annually. The project is currently in the construction phase and expected to be operational by April 2016. The SRL, the 30-mile transmission pipeline project, will strengthen NJNG’s system by adding a second feed from a separate interstate supplier, thereby significantly enhancing its reliability and resiliency. NJNG has submitted its petitions to construct, operate and maintain the SRL with the BPU. Pending approval, the Company plans to place it into service by the end of 2016.

Under normal conditions, the BPU’s review of NJNG rate filing could take up to 10 months.
Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. NJNG cautions readers that the assumptions forming the basis for forward-looking statements include many factors that are beyond NJNG's ability to control or estimate precisely, such as estimates of future market conditions and the behavior of other market participants. Words such as “anticipates,” “estimates,” “expects,” “projects,” “may,” “will,” “intends,” “plans,” “believes,” “should” and similar expressions may identify forward-looking information and such forward-looking statements are made based upon management’s current expectations and beliefs as of this date concerning future developments and their potential effect upon NJNG. There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on NJNG will be those anticipated by management. Forward-looking information in this release includes, but is not limited to, certain statements regarding NJNG’s proposed rate filing and NJNG’s infrastructure programs and capital investments.
The factors that could cause actual results to differ materially from the company's expectations include, but are not limited to, the company's ability to obtain governmental and regulatory approvals of NJNG’s planned infrastructure programs and the regulatory and pricing policies of federal and state regulatory agencies. More detailed information about these and other factors is set forth in filings by NJNG’s parent company, New Jersey Resources Corporation (NJR), with the Securities and Exchange Commission (SEC), including NJR's annual report on Form 10-K filed on November 25, 2014. NJR's SEC documents are available at www.sec.gov. NJNG and NJR do not, by including this paragraph, assume any obligation to review or revise any particular forward-looking statement referenced herein in light of future events.
About New Jersey Resources
New Jersey Resources (NYSE: NJR) is a Fortune 1000 company that provides safe and reliable natural gas and clean energy services, including transportation, distribution and asset management. With annual revenues in excess of $3 billion, NJR is comprised of five primary businesses:

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Exhibit 99.1

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New Jersey Natural Gas is NJR’s principal subsidiary that operates and maintains over 7,000 miles of natural gas transportation and distribution infrastructure to serve over half a million customers in New Jersey’s Monmouth, Ocean and parts of Morris, Middlesex and Burlington counties.

•	NJR Energy Services manages a diversified portfolio of natural gas transportation and storage assets and provides physical natural gas services to its customers across North America.

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NJR Clean Energy Ventures invests in, owns and operates solar and onshore wind projects with a total capacity of over 130 megawatts, providing residential and commercial customers with low-carbon solutions.

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NJR Midstream serves customers from local distributors and producers to electric generators and wholesale marketers through its equity ownership in a natural gas storage facility and its stake in Dominion Midstream Partners, L.P.

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NJR Home Services provides heating, central air conditioning, standby generators, solar and other indoor and outdoor comfort products to residential homes and businesses throughout New Jersey and serves approximately 117,000 service contract customers.

NJR and its nearly 1,000 employees are committed to helping customers save energy and money by promoting conservation and encouraging efficiency through Conserve to Preserve® and initiatives such as The SAVEGREEN Project® and The Sunlight Advantage®.
For more information about NJR:
Visit www.njresources.com.
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